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                                                                      EXHIBIT 99

SUNAIR COMPLETES ACQUISITION OF MIDDLETON PEST CONTROL, INC.
WEDNESDAY JUNE 8, 9:11 AM ET

FORT LAUDERDALE, Fla., June 8 /PRNewswire-FirstCall/ -- Sunair Electronics, Inc. (Amex: SNR - News) today announced that, through Sunair Southeast Pest Holdings, Inc. (SPH), one of its wholly owned subsidiaries, it completed the acquisition of Middleton Pest Control, Inc. (Middleton) for $50.0 million in cash, a promissory note and stock.

Middleton's pest control and lawn care operation that Sunair acquired extends throughout Central Florida and Florida's northern east coast and operates through a network of 22 branches, from which Middleton serves more than 68,000 accounts. Middleton was ranked the 20th largest pest control business in the United States, as measured by 2004 revenue, in Pest Control Technology (PCT) magazine's Top 100 companies list released in May 2005.

In conjunction with the acquisition, Greg Clendenin, President and CEO of Middleton, will join Sunair's executive management team as CEO for SPH and continue to lead SPH's expansion through internal growth and acquisition in the Southeastern United States. Mr. Clendenin has served as President and CEO of Middleton since 1996 and has previously served in various executive roles with Middleton since 1979. Mr. Clendenin also has held positions as Vice President of Operations for Sears Authorized Termite and Pest Control, and served as a member of the Board of Directors of All America Termite and Pest Control. Mr. Clendenin received his M.B.A. from the Crummer Graduate School of Business at Rollins College. He also received the PCT National Leadership Award in 2003. Mr. Clendenin has entered into a five-year employment agreement with SPH, and Sunair's Board of Directors has approved the grant of options to purchase 194,168 shares of Sunair's common stock for Mr. Clendenin and certain members of his management team, who will also be employed by SPH.

In addition, C.P. (Chuck) Steinmetz will join Sunair's Board of Directors. Mr. Steinmetz has been a leader in the pest control industry for over 40 years. Mr. Steinmetz has served in various capacities with Orkin Exterminating Company (1961-1973), Truly Nolen, Inc. (1974-1977), and later led the build-up and sale of All America Termite and Pest Control, Inc. (All America) (1982-1997), which at the time of sale was the largest privately owned pest control company in the United States with 125 locations throughout Florida, Georgia, Alabama, North and South Carolina, Louisiana, Tennessee, Mississippi, Arizona and Texas. Mr. Steinmetz has owned Middleton since 1977, and following the sale of All America in 1997, was involved in Middleton's growth from April 1998 to June 2005. Mr. Steinmetz has received several awards and distinctions during his career, including being named Entrepreneur of the Year in 1992 by Inc. Magazine for the Southeast service category, PCT Professional of the Year in 1996, and he received the 2002 Pioneer Award from the Florida Pest Management Association for service to the pest control industry. Mr. Steinmetz received his degree in entomology from the University of Florida.

SPH financed this acquisition through available cash, a promissory note, Sunair common stock and a $20 million senior secured revolving credit facility provided by Wachovia Bank, N.A.

Richard C. Rochon, Chairman of Sunair, said, "The acquisition of Middleton marks the entry of Sunair into the structural pest control and lawn care services industry. We believe that the acquisition of Middleton makes Sunair a market share leader in the pest control and lawn care services industries in the Southeastern United States. Our new business will serve as the platform from which we will seek to expand throughout the country. We are very excited to welcome Chuck Steinmetz, Greg Clendenin and the Middleton team in joining Sunair. We believe their remarkable track record and distinguished 60 years of industry leadership will be a significant asset as we grow internally and through acquisition."

Greg Clendenin, President and CEO of Middleton, said, "Joining the Sunair team is the beginning of another great era for our company. We have consciously built Middleton and our company's systems over the last several years to be able to expand into one of the largest companies in our industry's history. Being part of Sunair gives the great Middleton brand new opportunities to accomplish this goal at a higher level and to maintain the quality of our service at and above the levels we have delivered in the past. I look forward with more excitement than ever in




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leading this new expansion. We look forward to working with other industry leaders who share our philosophy and vision for this organization."

About Sunair

Sunair Electronics, Inc. is a Florida corporation that operates in two divisions. The pest and termite control services division, through the recent acquisition of Middleton, provides pest control and lawn care operations throughout Central Florida and Florida's northern east coast and operates through a network of 22 branches, servicing more than 68,000 service accounts. The High Frequency single sideband communications division is engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long-range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community.

Some of the statements in this press release, including those that contain the words "anticipate," "believe," "plan," "estimate," "expect," "should," "intend" and other similar expressions, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the benefits of the Middleton acquisition, the benefits of the new management team and Sunair's expansion program. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sunair's actual results, performance or achievements or those of its industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the risks inherent in new product and service introductions and the entry into new geographic markets, risks associated with general economic conditions and competition and other factors included in Sunair's filings with the Securities and Exchange Commission (the "SEC"). Copies of Sunair's SEC filings are available from the SEC or may be obtained upon request from Sunair. Sunair does not undertake any obligation to update the information contained herein, which speaks only as of this date.